As filed with the Securities and Exchange Commission on August 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSENTERIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

635 Davis Drive, Suite 300 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Award Agreement dated as of October 2, 2013

(Full title of the plan)

Joshua B. Weingard, Esq.

Chief Legal Officer

TransEnterix, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

(Name and address of agent for service)

(305) 575-4602

(Telephone number, including area code, of agent for service)

with a copy to:

Mary J. Mullany, Esquire

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania 19103

(215) 864-8631

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non–accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	200,000 shares	$3.92	$784,000	$100.98

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable under the equity plan described below in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the NYSE MKT on August 1, 2014.

PART II -

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed or to be filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 5, 2014, Annual Report on Form 10-K/A for the year ended December 31, 2013, filed on March 14, 2014, Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2013, filed on March 31, 2014 and Annual Report on Form 10-K/A Amendment No. 3 for the year ended December 31, 2013, filed on April 2, 2014;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed on May 8, 2014, and for the quarter ended June 30, 2014, filed on August 6, 2014;

•	the Registrant’s Current Reports on Form 8-K filed on February 19, 2014 (Items 5.02, 5.05, and 5.07), filed on March 31, 2014 (Items 8.01 and 9.01), filed on April 1, 2014 (Items 5.03 and 9.01), filed on April 1, 2014 (Items 8.01 and 9.01), filed on April 2, 2014 (Items 8.01 and 9.01), filed on April 2, 2014 (Items 8.01 and 9.01), filed on April 14, 2014 (Items 8.01), filed on April 15, 2014 (Items 1.01 and 9.01), filed on May 5, 2014 (Items 8.01 and 9.01), filed on May 9, 2014 (Items 2.02 and 9.01), filed on June 3, 2014 (Items 5.02 and 9.01), filed on June 24, 2014 (Items 5.07), and filed on July 18, 2014 (Items 1.01 and 9.01), and Current Reports on Form 8-K/A filed on April 4, 2014 (Items 5.03 and 9.01) and filed on August 1, 2014 (Item 5.07); and

•	The description of the Common Stock contained in the Registration Statement on Form 8-A filed on July 30, 1991 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02 or 7.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Joseph Slattery was awarded 200,000 restricted stock units (the “RSUs”) in connection with his appointment as the Registrant’s Executive Vice President and Chief Financial Officer, pursuant to a Restricted Stock Unit Award Agreement dated as of October 2, 2013 between Mr. Slattery and the Registrant (the “Agreement”). Except as varied by the Agreement, the RSUs are subject to the terms and conditions set forth in the TransEnterix, Inc. 2007 Incentive Compensation Plan, Amended and Restated as of December 6, 2013 (the “Plan”). The RSUs vest one-third per year and will not accrue dividend equivalents. In the event that Mr. Slattery’s employment with the Registrant or any subsidiary is terminated involuntarily at the time of, or within twelve months following, the consummation of a Change in Control (as defined in the Plan), all then unvested RSUs shall accelerate and vest in full as of the date of termination. If Mr. Slattery’s employment is terminated for any other reason, be it voluntarily or by the Registrant, or pursuant to his death or disability, the RSUs shall be forfeited unless the Committee (as defined in the Plan), in its discretion, makes a different determination.

On March 31, 2014, the Company effectuated a reverse stock split of its issued and outstanding shares of common stock at a ratio of 1 for 5 (the “Reverse Stock Split”). The number of RSUs stated above has been retroactively adjusted to give effect to the Reverse Stock Split.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (DGCL) and certain provisions of the Registrant’s bylaws under certain circumstances provide for indemnification of the Registrant’s officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Registrant’s bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s bylaws provide for the indemnification described above and requires that any such indemnification only be made by the Registrant upon a determination that the applicable standard of conduct has been met, which determination shall be made (a) by the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

The Registrant’s bylaws also authorize the Board of Directors, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Registrant’s bylaws.

Section 102(b)(7) of the DGCL permits, and the Registrant’s Amended and Restated Certificate of Incorporation provide, that no director shall be personally liable to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer (the “Indemnitee”) against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on his or her behalf if the Indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Registrant, as long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. For proceedings by or in the right of the Registrant, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Registrant unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

Section 145(g) of the DGCL grants the power to the Registrant to purchase and maintain insurance which protects the Registrant’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

A stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index below, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on the 6th day of August, 2014.

TransEnterix, Inc.

By:	/s/ Todd M. Pope
Todd M. Pope
President and Chief Executive Officer

By:	/s/ Joseph P. Slattery
Joseph P. Slattery
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd M. Pope	President, Chief Executive Officer and Director (principal executive officer)	August 6, 2014
Todd M. Pope

/s/ Joseph P. Slattery	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 6, 2014
Joseph P. Slattery

*	Chairman of the Board	August 6, 2014
Paul A. LaViolette

*	Director	August 6, 2014
Dennis J. Dougherty

*	Director	August 6, 2014
Jane H. Hsiao

*	Director	August 6, 2014
Aftab R. Kherani

*	Director	August 6, 2014
David B. Milne

*	Director	August 6, 2014
Richard C. Pfenniger, Jr.

*	Director	August 6, 2014
William N. Starling, Jr.

* By:	/s/ Todd M. Pope
Todd M. Pope
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of TransEnterix, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2013 and incorporated by reference herein).

3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of TransEnterix, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 31, 2014 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of TransEnterix, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2013 and incorporated by reference herein).

4.1	TransEnterix, Inc. 2007 Incentive Compensation Plan, Amended and Restated as of December 6, 2013 (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on January 8, 2014 and incorporated by reference herein).

10.1	Joseph Slattery Employment Contract (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2013 and incorporated by reference herein).

10.2	Restricted Stock Unit Award Agreement, dated October 2, 2013, by and between the Registrant and Joseph P. Slattery (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 5, 2014 and incorporated by reference herein).

10.3	Form of Indemnification Agreement (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 3, 2014 and incorporated by reference herein).

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (filed herewith).